Exhibit 99.2

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A.

We have audited the accompanying balance sheets of Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. (the "Company") as of December 31, 2011 and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 2011 and 2009. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2009 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte
March 7, 2012

Santiago, Chile

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	Notes	2011	2010
ASSETS		ThUS$	ThUS$
			(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents		4,330	7,484
Trade receivables, net	3	55,230	36,941
Accounts receivable from related companies	6	1,555	634
Inventories, net	3	18,995	11,203
Prepaid expenses and other current assets	3	1,836	974
Deferred income taxes	9	1,044	1,235

Total current assets		82,990	58,471

PROPERTY, PLANT AND EQUIPMENT:
Buildings		1,322	1,322
Camps		-	216
Machinery and equipment		37,309	28,912
Vehicles		20,155	15,430
Office furniture and equipment		-	67
Machinery and vehicles acquired under capital leases		24,114	23,241

		82,900	69,188
Less - accumulated depreciation		(49,619)	(43,281)

Net property, plant and equipment		33,281	25,907

OTHER ASSETS:
Account receivables from related companies	6	791	-
Investment in affiliate	5	173	103

Total other assets		964	103

TOTAL ASSETS		117,235	84,481

The accompanying notes are an integral part of these financial statements

	Notes	2011	2010
LIABILITIES AND STOCKHOLDERS' EQUITY		ThUS$	ThUS$
			(Unaudited)
CURRENT LIABILITIES:
Short-term debt	7	6,895	-
Current maturities of long-term debt	7	1,056	112
Current maturities of capital leases	8	1,811	3,133
Accounts payable	3	15,530	10,914
Accounts payable to related companies	6	2,719	1,425
Withholdings and accrued expenses	3	10,528	8,766
Unearned income	3	1,386	1,682
Income taxes payable		3,866	1,303
Other current liabilities		1,010	739

Total current liabilities		44,801	28,074

LONG-TERM LIABILITIES:
Long-term debt	7	791	-
Capital leases	8	81	1,457
Accrued expenses	3	4,046	-
Unearned income	3	1,552	2,705
Deferred income taxes	9	1,588	2,158

Total long-term liabilities		8,058	6,320

STOCKHOLDERS' EQUITY:
Common stock		310	310
Retained earnings		64,066	49,777

Total stockholders' equity		64,376	50,087

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		117,235	84,481

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	Notes	2011	2010	2009
		ThUS$	ThUS$	ThUS$
		(Unaudited)

REVENUES		230,681	169,134	144,866

COST OF REVENUES		(194,643)	(147,105)	(121,583)

GROSS PROFIT		36,038	22,029	23,283

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES		(10,179)	(7,604)	(6,191)

OPERATING INCOME		25,859	14,425	17,092

OTHER INCOME (EXPENSE):
Equity in net earnings of affiliate		70	40	50
Financial expense		(215)	(491)	(939)
Foreign exchange (losses) gains		(3,304)	822	(144)

Other (expense) income - net		(3,449)	371	(1,033)

Income before income taxes		22,410	14,796	16,059

Income tax expense	9	(4,121)	(1,761)	(3,031)

Net income		18,289	13,035	13,028

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	Common	Common	Retained	Total
	Shares	stock	earnings	equity
		ThUS$	ThUS$	ThUS$

Balance as of January 1, 2009	3,600,000	310	29,614	29,924
Dividends distribution		-	(2,900)	(2,900)
Comprehensive income:
Net income for the year 2009		-	13,028	13,028

Balance as of December 31, 2009	3,600,000	310	39,742	40,052
Dividends distribution		-	(3,000)	(3,000)
Comprehensive income:
Net income for the year 2010		-	13,035	13,035

Balance as of December 31. 2010	3,600,000	310	49,777	50,087
Dividends distribution		-	(4,000)	(4,000)
Comprehensive income:
Net income for the year 2011		-	18,289	18,289

Balance as of December 31, 2011		310	64,066	64,376

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	2011	2010	2009
	ThUS$	ThUS$	ThUS$
		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Collection of trade account receivables	255,281	193,115	167,105
Other income received	860	432	494
Payments to suppliers and personnel	(217,110)	(158,619)	(133,182)
Payment of interest	(146)	(599)	(939)
VAT and similar items paid	(22,180)	(16,083)	(13,529)

Total net cash flows provided by operating activities	16,705	18,246	19,949

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of leasing	(3,480)	(5,427)	(4,119)
Loans	8,420	-	8,027
Dividend payments	(4,000)	(3,000)	(2,900)
Bank short term borrowings	(473)	(257)	(13,646)

Total net cash flow provided by (used in) financing activities	467	(8,684)	(12,638)

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Sales of fixed assets	182	5,914	-
Loan to related parties	(2,300)	-	-
Payments of loans to related parties	448	-	-
Purchases of fixed assets	(18,656)	(11,624)	(6,296)

Total net cash flow used in investment activities	(20,326)	(5,710)	(6,296)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,154)	3,852	1,015

CASH AND CASH EQUIVALENTS AT BEGINING OF YEAR	7,484	3,632	2,617

CASH AND CASH EQUIVALENTS AT THE END OF YEAR	4,330	7,484	3,632

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	2011	2010	2009
	ThUS$	ThUS$	ThUS$
	(Unaudited)
RECONCILIATION BETWEEN NET CASH FLOWS PROVIDED BY
OPERATING ACTIVITIES AND NET INCOME FOR THE YEAR:
Net income	18,289	13,035	13,028

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,725	9,024	7,809
Net foreign exchange differences	3,304	(822)	144
Equity share in net income of related company	(70)	(40)	(50)
Allowance for inventory reserve	110	652	220
Deferred income taxes	380	(22)	593

Changes in operating assets (increases) decreases:
Trade account receivables	(19,136)	(7,593)	(5,521)
Inventories	(7,902)	(2,721)	924
Other assets	(671)	426	(150)
Due from related companies	(590)	1,114	(962)

Changes in operating liabilities increases (decreases):
Accounts payable related to operating income	5,698	1,159	575
Other accounts payable	5,808	3,215	3,928
Unearned revenues	(296)	774	94
VAT and similar payables	1,056	45	(683)

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	16,705	18,246	19,949

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS
GEOTEC BOYLES BROS S.A.

NOTES TO FINANCIAL STATEMENTS
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

Note 1. Description of business

The Company provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells.

Note 2. Summary of significant accounting policies

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Foreign Currency Transactions and Translation - The currency of the country in which the Company is incorporated is the Chilean pesos.  Management determined the U.S. dollar as the Company’s functional currency in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 52 (codified in FASB ASC Topic 830).  Accordingly, the Company remeasured into U.S. dollars monetary assets and liabilities at year-end exchange rates while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates.  Gains or losses from changes in exchange rates are recognized in income in the year of occurrence. Foreign exchange gains (losses) for 2011, 2010 and 2009 amounted toThUS$(3,304), ThUS$822 and ThUS$(144), respectively.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Inventories - Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the weighted average method. Allowances are recorded for inventory considered to be excess or obsolete.  The amount of allowance for inventory reserve as of December 31, 2011 and 2010 was ThUS$533 and ThUS$423, respectively.

Property, plant and equipment - Property, plant and equipment are recorded at acquisition cost, net of accumulated depreciation. Routine maintenance cost are expense as incurred.  Assets acquired under capital leases are recorded as acquisitions of property, plant and equipment, in an amount equivalent to the lower of; present value of the minimum lease payments, plus the present value of the purchase option and market value.  The assets will be legally owned by the company only when it exercises the purchase option.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Depreciation expense for assets owned was ThUS$6,664, ThUS$5,395 and ThUS$4,564 in 2011, 2010 and 2009, respectively.  Depreciation expense for leased assets was ThUS$4,061, ThUS$3,629 and ThUS$3,245 in 2011, 2010 and 2009, respectively.  The useful lives used for the items within each property classification are as follows:

Years
Buildings	20
Camps	1
Machinery and equipment	5
Vehicles	3 to 5
Leased assets	5

Impairment of Long-Lived Assets - Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  The Company has determined that no impairment of long-lived assets was required, as of December 31, 2011 and 2010.

Revenue recognition- Revenues from contracts for the Company’s mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled. Revenues from contracts for maintenance and recovery of water wells are recognized upon rendering of such services.

Allowance for doubtful accounts receivables - The Company estimates the allowance based on an individual analysis of customer credit worthiness and payment capacity.  The Company has determined that no allowance for doubtful accounts receivables was required, as of December 31, 2011 and 2010.

Cash and cash equivalents - The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents.  As of December 31, 2011 and 2010, cash and cash equivalent include cash on hand and in banks.  The carrying value of cash and cash equivalents approximates fair value.

Accrued expenses - Vacation cost and compensation plan for executives accruals are accrued as an expense in the year in which earned.

Income taxes - Income taxes are provided using the asset-and-liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.  Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provisions for income taxes are made in accordance with Chilean tax regulations.

The Company’s estimate of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For tax positions that meet this recognition threshold, the Company applies judgment, taking into account applicable tax laws and experience in managing tax audits and relevant GAAP, to determine the amount of tax benefits to recognize in the financial statements. For each position, the difference between the benefit realized on our tax return and the benefit reflected in the financial statements is recorded as a liability in the consolidated balance sheet. This liability is updated at each financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities. As of December 31, 2011 and 2010 there are no uncertain tax positions that should be recorded in the financial statements. In addition, the Company does not have any accrued interest and penalties related to unrecognized tax benefits.

Investment in affiliated companies - Investments in affiliates (20% to 50% owned) in which the Company has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method.

Fair Value of Financial Instruments - The carrying amounts of financial instruments, including cash and cash equivalents, trade and note receivables, accounts and notes payable and accrued expenses approximate fair value as of December 31, 2011 and 2010, because of the relatively short maturity of those instruments. See Note 7 for disclosure regarding the fair value of indebtedness of the Company.

Note 3. Composition of Certain Financial Statements Captions

	December 31,
	2011	2010
		(Unaudited)
(in thousands of U.S. dollars - ThUS$)	ThUS$	ThUS$

Accounts receivable, net
Accounts receivable	55,230	36,941
Less allowance for doubtful accounts (3)	-	-

	55,230	36,941

Inventories, net
Bits and diamonds	1,243	543
Bars and casings	6,358	6,432
Spare parts and other	11,927	4,651
Less inventory reserve (3)	(533)	(423)

	18,995	11,203

Prepaid expenses and other current assets
Prepaid expenses	1,113	821
Other receivable	723	153

	1,836	974

Accounts payable
Foreign suppliers	142	267
Domestic suppliers	15,388	10,647

	15,530	10,914

Withholdings and Accrued expenses
Vacation benefits	4,091	3,909
Withholdings	3,300	2,228
Other	3,137	2,629

	10,528	8,766

Accrued expenses
Plan for executives (1)	4,046	-

	4,046	-

Unearned income - current portion
Advances from customers (2)	1,386	1,682

	1,386	1,682

Unearned income - long term portion
Advances from customers (2)	1,552	2,705

	1,552	2,705

(1)
During May 2011, the Company established a compensation plan for executives, with the purpose of retaining those executives considered key to business and company’s development. The compensation plan is to provide economic benefits to these executives, who must meet certain requirements in order to be eligible to receive these benefits, such as to remain in the company for certain period of time, in the event of voluntary resignation. In case of dismissal or death, the benefit will become effective immediately. As of December 31, 2011, the amount of this provision is ThUS$4,046.

(2)	The following table reflects the detail of unearned income as of December 31, 2011 and 2010:

	December 31,
	2011		2010
	Short term	Long term	Short term	Long term
	ThUS$	ThUS$	ThUS$	ThUS$
			(Unaudited)	(Unaudited)

Minera Escondida (i)	887	1,552	984	2,705
Minera Escondida (ii)	123	-	378	-
Compañía Minera Doña Inés de Collahuasi (iii)	284	-	320	-
Anglo American Sur S.A. (iv)	92	-	-	-

Totals	1,386	1,552	1,682	2,705

(i)
Relates to advance payments received from customer Minera Escondida for a total amount of ThUS$2,439 and ThUS$3,689, respectively, for drilling integral services, which will be recognized over 60 monthly installments in accordance to actual footage or meterage drilled. As of December 31, 2011 and 2010 the outstanding balance corresponds to 24 and 36 monthly installments, respectively. For this transaction the Company has issued letters of guarantee (see Note 11).

(ii)
Relates to advance payments received from customer Minera Escondida for a total amount of ThUS$123 and ThUS$378, for drilling services to be provided within the first months of 2012 and 2011, respectively.

(iii)
Relates to advance payments received from customer Compañía Minera Doña Inés de Collahuasi for a total amount of ThUS$284 and ThUS$320 for purchases of materials, that were delivered in January 2012 and 2011, respectively.

(iv)	Relates to an advance payment receive from customer Anglo American Sur S.A. for a total amount of ThUS$92 for drilling services to be provided the first months of 2012.

(3)	The following table reflects the changes in the allowance for doubtful accounts receivables and allowance for inventory reserve accounts:

	Beginning	Charged to		Ending
	balance	expense	Written-off	balance
in thousands of U.S. dollars - ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2011
Allowance for doubtful accounts receivables	-	-	-	-

Allowance for inventory reserve	423	110	-	533

2010 (unaudited)
Allowance for doubtful accounts receivables	-	-	-	-

Allowance for inventory reserve	885	120	(582)	423

Note 4. Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
(unaudited)
in thousands of U.S. dollars - ThUS$	ThUS$	ThUS$	ThUS$

Income taxes paid	3,362	2,570	2,050
Non-cash items	-	-	-

Note 5. Investment in Affiliates

The Company holds jointly controlled interest of 50% in Centro Internacional de Formación S.A. and Geoestrella S.A., which is carried at the equity share of the investment considered at the date acquired, plus the Company’s equity in undistributed earnings from that date.

Summarized financial information of the affiliates as of December 31, 2011, 2010 and 2009, and for the years then ended, are as follows:

12.31.2011	Non-current	Current	Non-current	Current		Net	Undistributed
Company	assets	assets	liabilities	liabilities	Equity	income	earnings
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	5	228	14	26	193	36	138
Geoestrella S.A.	-	152	-	-	152	103	49

12.31.2010	Non-current	Current	Non-current	Current		Net	Undistributed
	assets	assets	liabilities	liabilities	Equity	income	earnings
Company	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	4	162	-	9	157	69	69
Geoestrella S.A.	253	2,196	-	2,400	49	10	39

12.31.2009	Non-current	Current	Non-current	Current		Net	Undistributed
Company	assets	assets	liabilities	liabilities	Equity	income	earnings
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	4	207	-	17	194	61	89
Geoestrella S.A.	1,042	4,174	106	5,071	39	39	-

Note 6. Related party transactions

The Company is affiliated with a number of companies through common ownership.  The balances of related party receivables and payables at year end and transactions during the year are as follows:

	Accounts receivable / payables				Transactions
	Short	Long	Short	Long	Sales and			Purchases and
	term	term	term	term	other revenues			other costs
	2011		2010		2011	2010	2009	2011	2010	2009
			(unaudited)			(unaudited)			(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Due from related companies:
Inmobiliaria Plantel Industrial Ltda. (Ex - Plantel Industrial S.A.)	-	-	-	-	-	-	-	1,306	1,160	747
MDF S.A.	482	-	168	-	185	106	133	-	-	-
Geotec Perú S.A.	17	-	28	-	27	28	-	-	-	2,018
Boytec Sondajes de México S.A.	1,056	791	104	-	15	207	70	-	-	9
Sondajes Colombia S.A.	-	-	-	-	-	17	-	-	-	-
Diamantina Christensen Inc.	-	-	-	-	-	-	-	-	-	-
Geo Estrella S.A	-	-	334	-	9	293	316	-	-	-

Totals	1,555	791	634	-

Due to related companies:
Christensen Comercial S.A.	-	-	1	-	6	8	7	44	18	6
MDF S.A.	259	-	-	-	-	-	-	13,651	8,627	7,908
Christensen Chile S.A.	2,460	-	1,424	-	1,067	992	516	18,950	16,424	14,099

Totals	2,719	-	1,425	-

Inmobiliaria Plantel Industrial Ltda.:

On August 2002, the Company leases an industrial plant located in the city of Santiago to Inmobiliaria Plantel Industrial Ltda.  The monthly installment for the year 2011 was ThUS$65 (ThUS$65 in 2010).

On June 2007, the Company leases an industrial plant located in the city of Antofagasta to Inmobiliaria Plantel Industrial Ltda.  The monthly installment for the year 2011 was ThUS$39 (ThUS$39 in 2010).

Future minimum rental payments required under operating leases in excess of one year from December 31, 2011 and 2010, are as follows:

	2011	2010
		(unaudited)
	ThUS$	ThUS$

2011	-	1,160
2012	1,212	-
2013	-	-
2014	-	-
2015	-	-
2016 and thereafter	-	-

Boytec Sondajes de México S.A.:

On August 2002, the Company made a loan to Boytec Sondajes de México S.A. for ThUS$355.  The loan was paid on March 2010, and it bear an interest of 7.68% in the year 2009.

On July 2007, the Company made a loan to Boytec Sondajes de México S.A. for ThUS$357. The loan was paid on June 2010, and it bear an interest of 7.44% in the year 2009.

On September 2008, the Company made a loan to Boytec Sondajes de México S.A. for ThUS$400.  The loan matures on July 2011, and it bear an interest of 10.80% in the year 2010 (10.80% in 2009).

On August 2011, the Company made two loans to Boytec Sondajes de México S.A. for ThUS$650 and ThUS$1,000, respectively. The loans mature on August 2013, and its bear an interest of 4.90% in the year 2011.

On September 2011, the Company made a loan to Boytec Sondajes de México S.A. for ThUS$650. The loan matures on September 2013, and it bear an interest of 4.55% in the year 2011.

Christensen Chile S.A.: The account payable to Christensen Chile S.A., relates to purchases of raw materials used in production.

Geo Estrella S.A.: The account receivable from Geo Estrella S.A. as of December 31, 2010 corresponds to mercantile account transactions.

The accounts payable and receivable with related parties are being paid or received within the normal business cycle of the Company, as other suppliers or customers, and therefore do not bear any interest.

Note 7. Short Term and Long Term Debt

a.	Short Term Debt

The following table reflects the detail of the short-term debt:

Financial			Monthly	Issuance	Expiration	2011	2010
Institution	Transaction	Currency	rate	date	date	ThUS$	ThUS$
							(unaudited)
Banco BBVA (1)	Loan		$0.59%	Dic - 2011	Jan - 2012	5,778	-
Banco BBVA (2)	Letter of credit	US$	Libor + 1.28%	Dic - 2011	Feb - 2012	1,117	-

Total						6,895	-

(1)	On December 19, 2011, the Company entered into a loan with bank BBVA for ThUS$5,778, which bear a monthly interest rate of 0.59% and matures in January, 2012. On January 20, 2012 the loan was paid.

(2)	Letter of credit to finance the importation of a drilling machine Schramm T685.

b.  Long Term Debt

Debt outstanding as of December 31, 2011 and 2010, whose carrying value approximates fair value, was as follows:

Financial	Transaction	Currency	Rate	Short-term portion		Long-term		Expiration
Institution				2011	2010	2011	2010	date
				ThUS$	ThUS$	ThUS$	ThUS$
					(unaudited)		(unaudited)

Banco Security	Loan	Ch$	10.80%	-	112	-	-	Jul - 2011
Banco Security	Loan	Ch$	4.30%	297	-	218	-	Aug - 2013
Banco Security	Loan	Ch$	4.30%	462	-	328	-	Aug - 2013
Banco Security	Loan	Ch$	3.95%	297	-	245	-	Sept - 2013

				1,056	112	791	-

The purpose of those loans was to finance the purchase of a machinery from the related party Boytec Sondajes de México S.A.  The Company recorded an account receivable from Boytec Sondajes de México S.A. for the same amount of the bank liability as of December 31, 2011 and 2010 (See Note 6).

As of December 31, 2011 and 2010, debt outstanding will mature by fiscal year as follows:

In thousands of U.S. dollars - ThUS$	2011	2010
		(unaudited)

2011	-	112
2012	1,056	-
2013	791	-

Totals	1,847	112

Note 8. Leases

Financial	Transaction	Currency	Monthly	Short-term portion		Long-term		Expiration
Institution			rate	2011	2010	2011	2010	date
				ThUS$	ThUS$	ThUS$	ThUS$
					(unaudited)		(unaudited)

Banco Santander	lease-back	Ch$	0.49%	-	133	-	-	Feb - 2011
Banco Santander	lease-back	UF	0.33%	127	794	-	135	Feb - 2012
Banco BBVA	lease-back	UF	0.63%	21	259	-	22	Jan - 2012
Banco BBVA	lease-back	UF	0.48%	434	479	-	464	Sept - 2012
Banco Chile	lease-back	Ch$	0.47%	754	952	-	836	Oct - 2012
Banco Chile	lease-back	US$	0.34%	-	516	-	-	Nov - 2011
Banco Chile	lease-back	UF	0.30%	475	-	81	-	Feb - 2013

Totales				1,811	3,133	81	1,457

The Company has entered into seven sale and leaseback contracts with banks, which are denominated in Ch$ (Chilean pesos) and UF (UF: is an inflation-indexed, Chilean peso-denominated monetary unit.  The UF rate is set daily in advance based on the change in the Consumer Price Index in relation to the previous month as reported in the monthly publication of the Central Bank of Chile). These leases are payable in monthly installments throughout the years 2012 and 2013. The assets acquired are trucks perforators and machinery, and the detail of the years to maturity is as follows:

Years to maturity	2011	2010
	ThUS$	ThUS$
		(unaudited)

2011	-	3,133
2012	1,811	1,457
2013	81	-

Totals	1,892	4,590

Note 9. Income taxes

Income before income taxes is as follows:

	For the Year Ended December 31,
	2011	2010	2009
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$		(unaudited)

Income before income taxes	22,410	14,796	16,059

The benefit/(expense) for incomes taxes consists of the following:

	For the Year Ended December 31,
	2011	2010	2009
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$		(unaudited)

Current taxes	(4,501)	(1,783)	(2,438)

Deferred taxes	380	22	(593)

Total, net	(4,121)	(1,761)	(3,031)

Deferred income tax assets and liabilities as of December 31, 2011 and 2010 are comprised of the following:

	Short term		Long-term
	December 31,		December 31,
	2011	2010	2011	2010
	ThUS$	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$		(unaudited)		(unaudited)

Deferred income tax assets:
Property, plant and equipment		-	-	-
Vacation accruals	757	782	-	-
Unearned income	133	224	66	119
Other provision	473	448	-	-
Inventory reserve	126	123	-	-

Deferred income tax assets	1,489	1,577	66	119

Deferred income tax liabilities:
Property, plant and equipment	29	51	786	1,357
Capital leases	416	291	868	920

Deferred income tax liabilities	445	342	1,654	2,277

A reconciliation of total income tax expense to statutory tax rate is as follows:

			For the year ended
	For the year ended		December 31, 2010		For the year ended
	December 31, 2011		(unaudited)		December 31, 2009
	Amount	Effective	Amount	Effective	Amount	Effective
in thousands of U.S. dollars - ThUS$	ThUS$	Rate	ThUS$	Rate	ThUS$	Rate

Income tax at statutory tax rate	4,482	20.00%	2,515	17.00%	2,730	17.00%
Difference in tax expense resulting from:
Non deductible expenses	-	-	(6)	-0.04%	(8)	-0.05%
Permanent differences	-	-	-	-	(122)	-0.76%
Other	(361)	-1.61%	(748)	-5.06%	431	2.68%

Income tax expense	4,121	18.39%	1,761	11.90%	3,031	18.87%

The Company is potentially subject to income tax audits in Chile until the applicable statute of limitations expires. Tax audits by their nature are often complex and can require several years to complete. The following tax years subject to examination are 2006 through 2011.

Note 10. Stockholders’ equity

Common stock - As of December 31, 2011, common stock authorized and outstanding consists of 3,600,000 no-par value shares.

Dividend distribution - As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on March, April, May, June, August, September, November  and December of 2011 to pay dividends of US$0.136, US$0.141, US$0.141, US$0.139,US$0.136, US$0.127, US$0.144 and US$0.147 per share, respectively.  The total dividend distribution amounted to ThUS$4,000.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on February, March, April, June, August, September and December of 2010 to pay dividends of US$0.140, US$0.140, US$0.140, US$0.140, US$0.135 and US$0.138 per share, respectively.  The total dividend distribution amounted to ThUS$3,000.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on March, April, June, August, September and November of 2009 to pay dividends of US$0.1132, US$0.1396, US$0.1471, US$0.1355, US$0.1381 and US$0.143 per share, respectively.  The total dividend distribution amounted to ThUS$2,900.

Note 11. Guarantees

As of December 31, 2011, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$5,731.  This amount includes ThUS$1,530 from the client Minera Escondida Ltda.

		Letter of	Issuance	Expiring
Bank issuer	Beneficiary	guarantee	date	date	Amount
		N°			ThUS$

BBVA	Cia. Min. Ines de Collahuasi SCM	70440	27-04-2011	31-03-2012	1,263
Security	Cia. Min. Ines de Collahuasi SCM	297292	27-04-2011	31-03-2012	421
CorpBanca	Minera Mulpun Limitada	83904	13-05-2011	06-05-2012	505
Security	Minera Spence S.A.	309232	14-09-2011	15-01-2014	1,361
BBVA	Minera Escondida Ltda.	73429	20-10-2011	15-11-2012	429
CorpBanca	Codelco Chile Div. Chuqui	92056	19-10-2011	01-10-2012	331
Security	Codelco Chile Div. RT	3122172	19-10-2011	01-10-2012	105
CorpBanca	Minera Escondida Ltda.	83019	27-12-2011	30-06-2012	399
Security	Compañía Minera del Pacifico S.A.	318496	28-10-2011	15-04-2012	215
Santander Stgo.	Min. Escondida Ltda.	8767	01-07-2008	30-01-2012	117
Santander Stgo.	Min. Escondida Ltda.	8878	01-07-2008	28-02-2012	117
Santander Stgo.	Min. Escondida Ltda.	8880	01-07-2008	30-03-2012	117
Santander Stgo.	Min. Escondida Ltda.	8795	01-07-2008	30-04-2012	117
Santander Stgo.	Min. Escondida Ltda.	8801	01-07-2008	30-05-2012	117
Santander Stgo.	Min. Escondida Ltda.	8796	01-07-2008	30-06-2012	117

				Totals	5,731

As of December 31, 2010, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$5,336.  This amount includes ThUS$2,334 from the client Minera Escondida Ltda.

		Letter of	Issuance	Expiring	Amount
Bank issuer	Beneficiary	guarantee	date	date	ThUS$
		N°			(unaudited)

CorpBanca	Central Restaurant Aramark	68519	14-05-2010	05-05-2011	128
BBVA	Cia. Min. Ines de Collahuasi SCM	62421	17-03-2010	31-03-2011	1,401
Santander Stgo.	Inversiones Quilapilum S.A.	22393	21-10-2010	28-02-2011	4
CorpBanca	Inversiones Quilapilum S.A.	68659	25-05-2010	31-01-2011	2
Security	Codelco Chile Div. Norte	287562	31-12-2010	02-05-2011	76
Santander Stgo.	Codelco Chile Div. Norte	22110	14-10-2010	01-04-2011	594
BBVA	Codelco Chile Div. Norte	70682	29-10-2009	26-03-2011	100
BBVA	Codelco Chile Div. Norte	70683	29-10-2009	28-02-2011	518
BBVA	Andina Minerals	67633	28-10-2010	15-04-2011	173
Santander Stgo.	Min. Escondida Ltda.	8835	01-07-2008	30-01-2011	130
Santander Stgo.	Min. Escondida Ltda.	8853	01-07-2008	28-02-2011	130
Santander Stgo.	Min. Escondida Ltda.	8858	01-07-2008	30-03-2011	130
Santander Stgo.	Min. Escondida Ltda.	8857	01-07-2008	30-04-2011	130
Santander Stgo.	Min. Escondida Ltda.	8855	01-07-2008	30-05-2011	130
Santander Stgo.	Min. Escondida Ltda.	8861	01-07-2008	30-06-2011	130
Santander Stgo.	Min. Escondida Ltda.	8871	01-07-2008	30-07-2011	130
Santander Stgo.	Min. Escondida Ltda.	8873	01-07-2008	30-08-2011	130
Santander Stgo.	Min. Escondida Ltda.	8875	01-07-2008	30-09-2011	130
Santander Stgo.	Min. Escondida Ltda.	8754	01-07-2008	30-10-2011	130
Santander Stgo.	Min. Escondida Ltda.	8759	01-07-2008	30-11-2011	130
Santander Stgo.	Min. Escondida Ltda.	8761	01-07-2008	30-12-2011	130
Santander Stgo.	Min. Escondida Ltda.	8767	01-07-2008	30-01-2012	130
Santander Stgo.	Min. Escondida Ltda.	8878	01-07-2008	28-02-2012	130
Santander Stgo.	Min. Escondida Ltda.	8880	01-07-2008	30-03-2012	130
Santander Stgo.	Min. Escondida Ltda.	8795	01-07-2008	30-04-2012	130
Santander Stgo.	Min. Escondida Ltda.	8801	01-07-2008	30-05-2012	130
Santander Stgo.	Min. Escondida Ltda.	8796	01-07-2008	30-06-2012	130

				Totals	5,336

Note 12. Contingencies and commitments

The Company is not involved in any contingencies and commitments as of December 31, 2011 and 2010.

Note 13. Subsequent events

Between January 1st, 2012 and March 7, 2012, the issuance date of these financial statements, no subsequent events occurred that could materially affect the financial results of the Company.

Note 14. New accounting pronouncements

In May 2011, the Financial Accounting Standards Board, or FASB, issued a FASB ASU 2011-04 – Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011. We do not expect that adoption of this new standard will have a material impact on our consolidated financial statements.

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